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                                                                      EXHIBIT 21

                       Valley Community Bancshares, Inc.

                            SUBSIDIARY OF THE COMPANY

Effective January 17, 2003, the date of the consolidation of Puyallup Valley Bank and Valley Bank, the Company's sole subsidiary is Valley Bank.